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EXHIBIT 99C3
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CONSOLIDATED STATEMENTS OF                             U S WEST, Inc.
CASH FLOWS (UNAUDITED)                              Nine Months Ended
                                                      September 30,
In millions                                           1996     1995
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OPERATING ACTIVITIES
 Net income                                            $948     $964
 Adjustments to net income:
  Depreciation and amortization                       1,796    1,695
  Equity losses in unconsolidated ventures              223      128
  Gains on sales of rural telephone exchanges           (51)    (112)
  Cumulative effect of change in accounting
   principle                                            (34)      -
  Deferred income taxes and amortization
   of investment tax credits                            (68)      93
 Changes in operating assets and liabilities:
   Restructuring payments                              (126)    (268)
   Postretirement medical and life costs,
    net of cash fundings                                (20)     (86)
   Accounts and notes receivable                        (87)    (219)
   Inventories, supplies and other                       (9)     (81)
   Accounts payable and accrued liabilities             171       88
 Other - net                                             34       21
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Cash provided by operating activities                 2,777    2,223
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (2,252)  (1,943)
 Investment in international ventures                  (227)    (576)
 Proceeds from disposals of property,
  plant and equipment                                   129      161
 Cash (to) from net investment in assets
   held for sale                                        176     (108)
 Other - net                                            (41)    (269)
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Cash (used for) investing activities                 (2,215)  (2,735)
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FINANCING ACTIVITIES
 Net proceeds from issuance of short-term debt          187      688
 Proceeds from issuance of long-term debt               346      499
 Repayments of long-term debt                          (561)    (640)
 Proceeds from issuance of trust
  originated preferred securities - net                  -       581
 Dividends paid on common and preferred stock          (706)    (697)
 Proceeds from issuance of common stock                 140       43
 Purchases of treasury stock                             -       (63)
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Cash (used for) provided by financing activities       (594)     411
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CASH AND CASH EQUIVALENTS
 Decrease                                               (32)    (101)
 Beginning balance                                      192      209
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Ending balance                                         $160     $108
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Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

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